                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT (as it may be amended, supplemented or modified from time to time, this "Agreement") is made as of the 19th day of March, 2002 between TST/Impreso, Inc., a Delaware corporation ("TST" or "Buyer"), and BANK OF AMERICA, N.A. (the "Seller").

                                    RECITALS

         A. United Computer Supplies, Inc., an Illinois corporation ("UCS"), and United Computer Supplies-East, Inc., a Delaware corporation ("UCSE"), and, together with "UCS", the "Companies"), have engaged as part of their business in the manufacture, sale, and distribution of paper products and business forms for use in computers and computer related matters (the "Stock Tab Business") and further have engaged as part of their business in the manufacture, sale and distribution of paper rolls and related products used in cash register, gas station pumps and similar products (the "Small Rolls Business"). UCS maintains its principal office at 865 West Irving Park Road, Itasca, Illinois 60143. UCSE maintains its principal office at 2600 Belt Line, Reading, Pennsylvania 19605.

         B. The Companies have granted Seller: (i) a security interest in substantially all of the property and assets of the Companies other than real estate, and (ii) a mortgage lien on the Real Property described on Schedule 2.01(c) hereto, pursuant to: (a) the Loan and Security Agreement dated as of July 11, 2000, as amended, among UCS, UCSE, and Seller (the "Loan Agreement"),
(b) the Mortgage, Assignment of Rents, Security Agreement and Financing Statement dated July 11, 2000 (the "Mortgage"), and (c) other miscellaneous related documents and agreements entered into in connection with all of the foregoing, including Uniform Commercial Code ("UCC") financing statements and documentation filed with the intent to perfect Seller's security interest in the Collateral (all of the foregoing are referred to collectively as the "Loan Documents"). John R. Zimmerman ("Zimmerman") has supported, pursuant to a limited unconditional guaranty and a third party pledge of a fixed amount of cash collateral (and the earnings thereon), a portion of the liabilities owing by the Companies under the Loan Documents.

         C. The Companies are in default under the various terms and conditions of the Loan Documents.

         D. Seller has undertaken to effect the sale pursuant to Section
9-610 of the UCC as enacted in the States of Illinois and Pennsylvania (to the extent that the Pennsylvania UCC is relevant) of certain of the assets of the Stock Tab and Small Rolls Businesses of the Companies expeditiously in order to avoid or minimize the loss of value to which such assets may be subject due to the passage of time.

         E. Buyer desires to purchase, Seller desires to sell pursuant to
Section 9-610 of the UCC as enacted in the States of Illinois and Pennsylvania (to the extent that




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Pennsylvania UCC is relevant), and the Companies and Zimmerman, as evidenced by their execution and delivery of Consents and Acknowledgments attached at the foot of this Agreement, have consented to the sale to Buyer pursuant to Article 9-610 of the UCC as amended in the States of Illinois and Pennsylvania (to the extent that the UCC of Pennsylvania is relevant) of, certain of the assets of the Stock Tab and Small Rolls Businesses of the Companies on the terms and conditions set forth in this Agreement.

         F. Neither Buyer nor Seller intends, in entering into this Agreement and carrying out the transactions contemplated by this Agreement, to assume or become liable for any obligation, liability or indebtedness of the Companies or of one another.

         NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         For all purposes of this Agreement, the terms set forth below shall be defined as follows:

         "Agreement" has the meaning given that term in the Preamble.

         "Arbiter" has the meaning given that term in Section 2.04(b).

         "Buyer" has the meaning given that term in Preamble.

         "Closing" means the closing of the transactions contemplated by this Agreement.

         "Closing Date" has the meaning given that term in Section 5.01.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Companies" means UCS or UCSE any of them; "Company" means one of the Companies.

         "Effective Time" has the meaning given to such term in Section 5.01.

         "Eligible Finished Goods Inventory" means all carbonless coated paper, work in process, and finished goods inventory on which manufacturing processes were commenced within 210 days of the Inventory Count Date that is not damaged or obsolete and all other finished goods inventory that can be sold in the ordinary course of business.

         "Eligible Inventory" means all Eligible Finished Goods Inventory and all Eligible Raw Materials Inventory.



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         "Eligible Raw Materials Inventory" means all uncoated paper inventory purchased within 210 days of the Inventory Count Date that is not damaged or obsolete and all other raw materials (other than carbonless interleaf stock and carbon leaf material, but including cores, cartons, pallets, and opas materials) that can be used in the ordinary course of business.

         "Equipment" has the meaning given that term in Section 2.01.

         "Excluded Assets" has the meaning given that term in Section 2.01.

         "Final Warehouse Inventory Amount" shall have the meaning set forth in
Section 2.04(b).

         "Governmental Entity" means any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

         "Intellectual Property" means: (i) all inventions (whether patentable or not patentable and whether or not reduced to practice) and all improvements thereto, (ii) all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, renewals, extensions and reexaminations thereof, (iii) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, slogans and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iv) all works of authorship, including, without limitation, all copyrightable works, all copyrights, all mask works and all applications, registrations and renewals in connection with any of the foregoing, and all moral rights, (v) all databases, data compilations and data collections, (vi) all trade secrets and confidential information (including without limitation, ideas, research and development, know-how, processes, methods, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business, technical and marketing plans and proposals), (vii) all domain names, web addresses, websites (and the content and information contained on all such websites), telephone numbers and fax numbers,
(viii) all Software, (ix) all artwork, negatives, films, printing plates and other similar items, (x) all other intellectual property and proprietary rights, and (xi) all copies and tangible embodiments of all of the foregoing items (i) through (x) in any form or medium.

         "Inventory Count Date" shall have the meaning set forth in Section 2.04 hereof.

         "Law" means any law, statute, ordinance, rule, regulation, code, order, judgment or decree or other restriction of any Governmental Entity.

         "Lien" means any mortgage, pledge, charge, security interest, claim or other encumbrance of any nature upon, or conditional assignment of, any property or assets.

         "Loan Documents" has the meaning given that term in Recitals.

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         "Preliminary Warehouse Inventory Amount" shall have the meaning set forth in Section 2.04(a).

         "Purchase Price" has the meaning given that term in Section 2.02.

         "Purchased Assets" has the meaning given that term in Section 2.01.

         "Real Property" means the Real Property described on Schedule 2.01(c).

         "Seller" has the meaning given that term in the Preamble.

         "Small Rolls Business" has the meaning given that term in the Recitals.

         "Software" means computer software, source code and object code, whether embodies in software, firmware or otherwise (including, without limitation, algorithms, methodologies, related data and documentation).

         "Stock Tab Business" has the meaning given that term in Recitals.

         "Tax" means any foreign, federal, state or local income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Section 59A of the Code), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workman's compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

         "Tax Return" means any return, report, deduction, claim for refund, estimate, election or information statement or bill relating to any Tax, including any schedule or attachment thereto and any amendment thereof.

         "UCC" has the meaning given that term in Recitals.

         "UCS" has the meaning given that term in Recitals.

         "UCSE" has the meaning given that term in Recitals.

         "Warehouse Inventory Retained Amount" has the meaning given that term in Section 2.02.

         "Warranty" means all claims and rights against third parties, if and to the extent the same relate to or arise under the Purchased Assets, including, without limitation, all rights under manufacturer and vendor warranties, service life policies, customer support arrangements and similar items, and all rights of recovery, setoffs and credits.

         "Zimmerman" has the meaning given that term in Recitals.

         "Zimmerman Cash Collateral Agreement" has the meaning given that term in the definition "Zimmerman Support Agreements".

         "Zimmerman Guaranty" has the meaning given the term in the definition "Zimmerman Support Agreements".

         "Zimmerman Support Agreements" means that certain Guaranty dated July 11, 2000 executed by Zimmerman in favor of Seller (as the same may be amended, supplemented or modified from time to time, the "Zimmerman Guaranty"), that certain Cash Collateral Pledge Agreement, dated as of December 7, 2001, among Zimmerman, Seller as secured party, and Seller as depository bank (as the same may be amended, supplemented or modified from time to time, the "Zimmerman Cash Collateral Agreement"), and any and all agreements, instruments, or other documents relating to the Zimmerman Guaranty or the Zimmerman Cash Collateral Agreement.

                                   ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

         2.01 Purchase and Sale of the Purchased Assets; Excluded Assets. Subject to the terms and conditions of this Agreement, at the Closing (which is being held concurrently with the execution of this Agreement by the parties, as provided in Article 6), Seller shall sell, assign, convey and transfer to Buyer, and Buyer shall purchase from Seller, all of the right, title and interest of the Companies in the following assets, properties and rights pursuant to Section 9-610 of the UCC as in effect in the applicable jurisdictions (the "Purchased Assets"):

            (a) all of the Companies' computers, furniture, furnishings, fixtures, other fixed assets, supplies and other tangible personal property (including inventories of raw materials, works-in-progress and finished goods) as of the Closing Date, and any and all machinery, equipment, tools and spare parts, including, without limitation, those listed on Schedule 2.01(a)(i), other than the items set forth on Schedule 2.01(a)(ii) (collectively, the "Equipment") that relate to or are used in the Stock Tab and Small Rolls Businesses;

            (b) all of the Companies' Intellectual Property (other than the rights of the Companies under trademark and copyright licenses with respect to which any of the Companies are the licensee) as of the Closing Date that relates to or is used in the Stock Tab and Small Rolls Businesses, including, without limitation, the Intellectual Property described on Schedule 2.01(b);

            (c) all of the rights of the Companies as of the Closing Date in, to and under any federal, state, local and other governmental licenses, permits, approvals and authorizations that relate to or are necessary to conduct the Stock Tab or Small Rolls Businesses or to own and operate the Purchased Assets; in each case to the extent assignable (collectively, the "Permits");

            (d) subject to the right of access Buyer agrees to afford the Companies and Zimmerman in Section 8.02 hereof, all customer service lists, customer communications,

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customer forecasts and all other customer information, all sales and product literature, all warranty and other claims information, all documents, books, drawings, logs, manuals and records relating to the other Purchased Assets, all employee records and all other information and records used in the operation of the Stock Tab and Small Roll Businesses, all as of the Closing Date, but excluding financial statements, tax returns and minutes and other similar official corporate records (copies of all of which shall be made available to Buyer before and after the Closing upon reasonable request); and

            (e) all Warranties as of the Closing Date with respect to the other Purchased Assets, if any, to the extent assignable (or to the extent not assignable, subrogation rights with respect to such Warranties).

Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (collectively, the "Excluded Assets"): (i) any of the Companies' accounts or notes receivable, (ii) any of the Companies' cash on hand or in bank accounts, (iii) the Real Property and (iv) the equipment of the Companies not listed on Schedule 2.01(a)(i) hereto, including the equipment that is listed on schedule Schedule 2.01(a)(ii). With respect to the Excluded Assets consisting of the Senntech shredder and the RG Engineering Coater, Seller acknowledges that it does not have the first lien on such equipment, but expressly reserves its rights with respect to any proceeds from the disposition of such equipment in excess of the amount owned to the first lienholder thereon.

         2.02 Purchase Price. The purchase price (the "Purchase Price") for the purchase and sale of the Purchased Assets shall be $2,907,346 (subject to the adjustments and prorations provided for in Sections 2.04 and 2.05). The Purchase Price (less $50,000 (the "Warehouse Inventory Retained Amount")) shall be paid by Buyer (or as directed by Seller) at the Closing by wire transfer of immediately available funds to the account or accounts specified by Seller in a written notice given to Buyer prior to the Closing.

         2.03 No Assumption of Obligations. AS PART OF THIS AGREEMENT, NEITHER SELLER NOR BUYER IS ASSUMING AND NEITHER SHALL BE LIABLE FOR ANY DEBT, OBLIGATION, RESPONSIBILITY OR LIABILITY OF THE COMPANIES OR OF ONE ANOTHER, WHETHER KNOWN OR UNKNOWN, CONTINGENT OR ABSOLUTE OR OTHERWISE.

         2.04 Inventory Adjustment to Purchase Price.

            (a) After the close of business on the business day immediately prior to the Closing Date (the "Inventory Count Date"), Seller and Buyer (with the assistance of their consultants and the participation of the Companies and their consultants if desired) conducted a physical count of all inventory at the Elk Grove/Itasca, Illinois and Reading, Pennsylvania locations and further reviewed the Companies' books and records regarding inventory maintained at warehouse locations and agreed upon the value of Eligible Inventory and thus, on the determination of the component of the Purchase Price relating to the inventory, which is $2,461,321.00, with the portion thereof relating to the inventory at the warehouse locations being $142,684.50 (the "Preliminary Warehouse

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Inventory Amount"). In calculating such component, all Eligible Raw Materials
Inventory was valued at seventy-five percent (75%) of the lower of cost or fair market value, and all Eligible Finished Goods Inventory was valued at seventy-five percent (75%) of the Companies' booked cost. All such amounts under this Section 2.04(a) were determined in accordance with GAAP.

            (b) At Closing, Buyer shall retain the Warehouse Inventory Retained Amount for ultimate retention or distribution as provided in this Section 2.04(b). Seller and Buyer (with the assistance of their consultants and the participation of the Companies and their consultants, if desired) shall conduct a physical count of all inventory located at the warehouse locations on March 18, 2002, with such actual physical count to be concluded at all warehouses by the Closing. If Seller and Buyer agree upon the value of the Eligible Inventory at those locations, such agreement shall constitute the "Final Warehouse Inventory Amount". If the parties cannot so agree, the parties shall agree upon one of the accounting firms commonly known as the "Big Five" or some other person or entity mutually acceptable to Seller and Buyer to resolve any such disputes between the parties as to such value (the "Arbiter"), and the Arbiter will be required to render such decision within thirty (30) days of the Arbiter's retention. In such an instance, the value as so resolved by the Arbiter shall be binding on the parties, absent manifest error, and shall constitute the "Final Warehouse Inventory Amount". In order to permit the Final Warehouse Inventory Amount to be determined, no inventory shall be moved from any warehouse location for a period of at least ten days after the Closing Date. The fees, costs, and expenses of the Arbiter shall be borne equally by Buyer and Seller. In calculating such value, the parties (and if necessary, the Arbiter) shall use the same method of calculation used in determining the Preliminary Warehouse Inventory Amount (i.e., all Eligible Raw Materials Inventory will be valued at seventy-five percent (75%) of the lesser of cost or fair market value, and the Eligible Finished Goods Inventory will be valued at seventy-five percent (75%) of the Companies' booked cost), and all such amounts shall be determined in accordance with GAAP. If the final Warehouse Inventory Amount exceeds the Preliminary Warehouse Inventory Amount, the Buyer shall pay the Seller within five business days of such determination such difference as a purchase price adjustment, and further shall pay the Seller the entire amount of the Warehouse Inventory Retained Amount, in immediately available funds, and if the Preliminary Warehouse Inventory Amount exceeds the Final Warehouse Inventory Amount, Buyer shall be entitled to retain the Warehouse Inventory Retained Amount equal to such amount as a purchase price adjustment and shall pay the balance thereof (if any) to Seller within five days of such determination in immediately available funds. Notwithstanding any other provision of this Agreement to the contrary, Buyer's recourse in such instance shall be solely and exclusively to the Warehouse Inventory Retained Amount, and Seller shall have no affirmative liability to Buyer in the event that the difference believes the Preliminary Warehouse Inventory Amount and the Final Warehouse Inventory Amount exceeds $50,000.

         2.05 Non-Tax Prorations. Charges and recurring payments which include amounts for which both Buyer and Seller are responsible shall be prorated between them as of the Effective Time on a per diem basis in accordance with the method for

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apportionment described in Section 164(d)(1) of the Code and Treasury regulations promulgated thereunder (with net amounts prorated to the Companies constituting a credit against the Purchase Price). All payments to be made or credited by Buyer or Seller in accordance with this Section 2.05 shall be made, to the extent then determinable, as an adjustment to the Purchase Price payable at the Closing or, to the extent not then determinable, promptly following the determination thereof.

         2.06 No Waiver of Remaining Company or Zimmerman Liability or of Security Interests. Notwithstanding any other provision of this Agreement to the contrary, Seller, in no manner whatsoever, waives any (but instead expressly reserves any and all) of its claims, rights, powers and remedies against the Companies (individually or collectively), Zimmerman, or any of their respective property (including, without limitation, any of the Excluded Assets or any collateral pledged by Zimmerman), except solely that, in the event that the transactions contemplated hereby are consummated, (1) Seller shall provisionally credit an amount equal to the Purchase Price against the amounts owing under the Loan Documents in any manner Seller so determines within the provisions of the Loan Documents and (2) the transfer of the Purchased Assets to Buyer pursuant to the provisions of this Agreement will result in the Purchased Assets being free of any security interest or other Lien asserted by Seller therein. Specifically, but without limiting the generality of the foregoing, Seller's security interests and Liens in, to, and on any and all of the Excluded Assets (or any property pledged by Zimmerman) shall remain unaffected upon and by the consummation of the transactions contemplated hereby, and no portion of the Purchase Price other than solely that portion (if any) expressly attributable to the Equipment shall be required to be applied in the first instance against the equipment term loan owing under the Loan Documents.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the date of this Agreement as follows:

         3.01 Purchased Assets. Seller sent notice of the private foreclosure sale contemplated by this Agreement to the persons and entities set forth on
Schedule 3.01-A hereto, by depositing the same in the U.S. Mail, First Class postage prepaid, or by hand delivery, on or before March 19, 2002. Seller has not released or subordinated or otherwise transferred to any other person or entity any of its security interests or Liens in and to the Purchased Assets existing as of the Closing Date (including, without limitation, any of the UCC financing statements listed on Schedule 3.01-B hereto). Except as expressly and explicitly provided in this Article 3, Seller makes no representation or warranty in favor of Buyer or any of its successors and assigns. Consistent with, but not in limitation of, the foregoing, Seller makes no representation or warranty as to title in and to or the completeness or existence of the Purchased Assets, except that Seller represents and warrants to Buyer that the transfer of the Purchased Assets to Buyer pursuant to this Agreement will result in the Purchased Assets being free of any security interests or other Liens asserted by Seller.

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         3.02 Authority; Authorization; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of Seller.

         3.03 Certain Fees and Obligations. Seller is not obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date of this Agreement as follows:

         4.01 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing as a foreign corporation in the States of Texas, California, West Virginia, Illinois, and Pennsylvania. Buyer has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

         4.02 Authority; Authorization; Enforceability. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Buyer, enforceable against Buyer in accordance with its terms.

         4.03 Certain Fees and Obligations. Buyer is not obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 5
                                     CLOSING

         5.01 The Closing. The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw, 190 South LaSalle Street, Chicago, Illinois concurrently with the execution of this Agreement by Buyer and Seller (the date of the Closing being referred to herein as the "Closing Date"). In lieu of an in-person Closing, the parties may elect to close by facsimile transaction of executed documents, wire transfer of the Purchase Price, and overnight delivery scheduled for the following day of executed original documents. At the Closing, the actions described in this Article 5 shall be taken. All actions shall be deemed to have occurred simultaneously and as of the closing of business on the Closing Date (the "Effective Time"), and the effectiveness of any action taken at the Closing

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shall, unless otherwise agreed to by Buyer and Seller, be conditioned upon the taking of all other action required by this Article 5.

         5.02 Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:

            (a) A general bill of sale and assignment in the form attached hereto as Exhibit A executed by Seller.

            (b) Assignment in the form attached hereto as Exhibit B executed by Seller assigning to Buyer the Intellectual Property, if any, including patents, trademarks and associated goodwill.

            (c) A certificate duly executed by a duly authorized officer of Seller and dated the Closing Date stating that the representations and warranties of Seller set forth in Article 3 are accurate and correct in all material respects.

            (d) Such other certificates, documents and instruments as Buyer reasonably may request in connection with the transaction contemplated by this Agreement.

         5.03 Deliveries by Buyer. At the Closing, Buyer shall deliver (or cause to be delivered) the following to seller:

            (a) The Purchase Price, payable as provided in Section 2.02 hereto.

            (b) A certificate signed by a duly authorized officer of Buyer and dated the Closing Date stating that the representations and warranties of Buyer set forth in Article 4 are accurate and correct in all material aspects.

            (c) Such other certificates, documents and instruments as Seller reasonably may require in connection with the transactions contemplated by this Agreement.

         5.04 Mutual Deliveries. At the Closing, Buyer and Seller shall deliver the following:

            (a) Originals of this Agreement executed by Buyer and Seller.

            (b) An Accounts Receivable Assistance Agreement in the form attached hereto as Exhibit C executed by Buyer and Seller.

         5.05 Real Property. If Buyer and the Companies agree to the sale of the Real Property by the Companies to Buyer, the closing of such sale occurs contemporaneously with the Closing, and such sale shall result in net sale proceeds payable directly to Seller in an amount not less than $3,875,000, Seller hereby agrees to release its mortgage on the Real Property upon and in return for the Seller's receipt of all of such net sale proceeds (up to the balance of all remaining amounts, including accrual and unpaid interest and professional fees and expenses, owing by the Companies under the Loan Documents). In such amount, Seller shall have a right to maintain its remaining physical collateral at said property, rent free, for a period of sixty (60) days after closing. If Buyer is still attempting to arrange for such a purchase of the Real Property, but the terms and conditions of such purchase have not been finalized or such purchase is not otherwise going to occur contemporaneously with the Closing, Buyer and the Companies will attempt to negotiate a short-term lease of the Real Property not to exceed 60 days for a fair market rent (with such rent being paid directly to Seller), and Seller will undertake not to foreclose its mortgage on the Real Property for a period ending on the earlier of (i) the termination date of any such lease and (ii) the sixtieth (60th) day of the Closing. Except for the forbearance set forth in the preceding sentence, Seller shall be deemed in no manner to have limited its rights, powers, and/or remedies, whether under its mortgage and/or applicable law, in to, and against the Real Property.

                                   ARTICLE 6
                              ADDITIONAL COVENANTS

         6.01 UCC terminations. Within 30 days of Closing, Seller shall provide Buyer either with copies of all filed UCC-3 partial release or termination statements which reflect the release by Seller of its security interest in the Purchased Assets suitable for filing in each filing office in which financing statements are on file covering any of the Purchased Assets and naming Seller as Secured Party and any of the Companies as debtor or with an agreement authorizing Buyer to prepare and so file such termination statements.

         6.02 Further Assurances. From time to time following the Closing, and for a period of 120 days after the Closing Date, Seller, without in any manner being required to expand to any extent or otherwise alter to its detriment its obligations hereunder, shall execute, acknowledge and deliver such additional documents, instruments or conveyance, transfer and assignment or assurances and take such other action as Buyer reasonably may request in order to more effectively assign, convey and transfer to Buyer and fully vest (to the extent possible) title to the Purchased Assets in Buyer in accordance with this Agreement.

         6.03 Publicity. The parties shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the consent and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by the rules of any stock exchange; provided, however, that each party shall give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by the rules of any stock exchange.

         6.04 Limited License. Buyer hereby grants to Seller a non-exclusive license, for a period of four months following the Closing, to the trademarks and tradenames included in the Intellectual Property solely for the purpose of disposing of any of the Excluded Assets which, as of the Closing Date, bears such trademarks or tradenames. Seller shall not be obligated to pay any royalties or other fees for such license.

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         6.05 Receipt of Payments. If at any time after the Effective Time Buyer receives any payment with respect to any accounts receivable included in the Excluded Assets, Buyer promptly shall deliver such payment to Seller in accordance with the Accounts Receivable Assistance Agreement attached and marked Exhibit C. If at any time after the Closing Seller or any of the Companies receives any payment with respect to any of the Purchased Assets of Buyer which arise after the Closing Date, Seller shall promptly deliver such payment to Buyer.

                                   ARTICLE 7
                                 INDEMNIFICATION

         7.01 Survival. The representations, warranties, covenants and agreements of the parties set forth in this Agreement and in any agreement or certificate delivered pursuant hereto shall survive the Closing and any investigation made by any party to this Agreement.

         7.02 Indemnification by Seller. From and after the Effective Time, Seller shall indemnify, defend and hold Buyer and each of its affiliates, directors, officers and employees harmless from and against all claims, liabilities, losses, damages, expenses, costs of settlement and demands of any character whatsoever (including, without limitation, reasonable attorneys' fees) imposed upon or incurred by any of them which arise out of: (i) any misrepresentation or inaccuracy of a representation or warranty made by Seller in Article 3 of this Agreement, (ii) any nonfulfillment of a covenant or any other agreement on the part of Seller set forth in this Agreement, and (iii) all actions, suits, proceedings and judgments incident to any of the foregoing.

         7.03 Indemnification by Buyer. From and after the Effective Time, Buyer shall indemnify, defend and hold Seller and each of its affiliates, directors, officers and employees harmless from and against all claims, liabilities, losses, damages, expenses, costs of settlement and demands of any character whatsoever (including, without limitation, reasonable attorneys' fees) imposed upon or incurred by any of them which arise out of : (i) any misrepresentation or inaccuracy of a representation or warranty made by Buyer in Article 4 of this Agreement, (ii) any nonfulfillment of a covenant or any other agreement on the part of Buyer set forth in this Agreement, and (iii) all actions, suits, proceedings and judgments incident to any of the foregoing.

                                   ARTICLE 8
                                  TAX MATTERS

         8.01 Purchase Price Allocation. Buyer shall, within 120 days after the Closing Date, prepare and deliver to Seller for its consent (which consent shall not be unreasonably withheld) a schedule allocating the Purchase Price among the Purchased Assets in accordance with Treasury Regulation 1.1060-1T (or any comparable provisions of state or local tax law) or any successor provision. If Seller objects in writing to the allocation set forth on such schedule within 10 days after Buyer delivers the schedule to Seller, Buyer and Seller shall negotiate in good faith to resolve such objections. Buyer and Seller shall report and file all tax returns (including amended Tax Returns and clams for refunds) consistent with the allocation set forth on such scheduled (as modified by any agreement of Buyer and Seller), and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Buyer and Seller shall cooperate in the filing of any forms (including Form
8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price pursuant to this Agreement.

         8.02 Filing Tax Returns; Cooperation. Seller and Buyer (and Buyer in respect to the Companies and Zimmerman) reasonably shall cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing Tax Returns (including amended Tax Returns and claims for refund) including, without limitation, the issuance of a power of attorney, if necessary and maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Consistent with, but not in limitation of, the foregoing, Buyer shall retain all financial records and other information for a period of four years after the Closing Date and shall afford Seller (at its option) and the Companies and Zimmerman access to (and permit any copying of) such records and similar information so that they can prepare any required tax refunds or respond to any questions relating to any tax returns or address any other matters relating to any tax returns or similar financial or tax matters.

         8.03 Adjustments to the Purchase Price. All payments made by Seller or Buyer under this Agreement shall be treated as adjustments to the Purchase Price.

                                   ARTICLE 9
                                 MISCELLANEOUS

         9.01 Waiver. Either Buyer on the one hand, or Seller on the other, may, by written notice to the other: (a) extend the time for performance of any of the obligations or other actions of such other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         9.02 Entire Agreement; Amendment. This Agreement, including the exhibits and schedules and the documents referred to herein (which exhibits, schedules and documents are incorporated herein by this reference), shall constitute the complete and entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to such subject matter. This Agreement can be modified or amended only by a writing duly executed by Buyer and Seller.

         9.03 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, as applicable to agreements executed and entirely performed in such state.

         9.04 Interpretation. The headings contained in this Agreement are for convenience of referenced only and shall in no way affect the meaning or interpretation of this Agreement. Unless the context of this Agreement expressly otherwise indicates, any singular term in this Agreement will include the plural, and any plural term will include the singular. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

         9.05 Notices. All notices, requests, demands and other communications pursuant to this Agreement shall be in writing, shall be deemed to have been effectively given: (i) when delivered personally,(ii) when transmitted by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, (iii) three business days after deposit in the United States mail, a registered or certified and with proper postage prepaid, or (iv) the next business day, if sent by a recognized commercial carrier (unless the records of the delivery service indicates otherwise), addressed as follows:

         If to Buyer:

                  TST/Impreso, Inc.
                  652 Southwestern Blvd
                  Coppell, Texas 75019
                  Attn: Marshall Sorokwasz, President
                  Tammy Yahiel, General Counsel
                  Fax:  (972) 462-0100

         If to Seller:

                  Bank of America, N.A.
                  231 South LaSalle Street, Eighth Floor
                  Chicago, Illinois 60697
                  Attn:    Ronald Prince
                  Thomas E. Czerwinski
                  Fax:     (312) 987-0234

         With a required copy to:

                  Thomas S. Kiriakos, Esq.
                  Mayer, Brown, Platt
                  190 South LaSalle Street
                  Chicago, Illinois 60603
                  Fax:  (312) 701-7711

         If to the Companies or Zimmerman:

                  c/o Mr. Jack Zimmerman
                  88 Meadowhill Road
                  Barrington Hills, Illinois  60010

         With a required copy to:

                  James E. Dahl, Esq.
                  James E. Dahl & Associates
                  225 West Washington Street
                  Suite 1125
                  Chicago, Illinois  60606

Any party or other recipient may from time to time change its address and facsimile number for purposes of this Agreement by giving notice of such change as provided herein.

         9.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

         9.07 Parties in Interest; Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that upon notice to Seller, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any affiliate of Buyer or to any person which directly or indirectly acquires, after the Closing, all or substantially all of the assets of Buyer's consumer and office products division, but such assignment or delegation shall not relieve Buyer of any obligation hereunder.

         9.08 No Third Party Beneficiaries. Except solely for the access and cooperation to be extended by Buyer to the Companies and Zimmerman as set forth in Section 8.02 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and their successors and permitted assigns, any legal or equitable rights hereunder.

         9.09 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any determination that any provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the fullest extent possible.

         9.10 Interpretation. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any person or entity includes such person's or entity's successors and assigns to the extent such successors and assigns are permitted by the terms of this Agreement, and reference to a person or entity in a particular capacity excludes such person or entity in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms "hereunder", "hereof", "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or clause of or Exhibit or Schedule to this Agreement. The Schedules and Exhibits attached hereto are a part of this Agreement and, as such, are subject to the terms and conditions thereto, including, without limitation, the disclaimer of any representation or warranty set forth in
Section 3.01 hereof. All terms defined in this Agreement shall have the above-defined meanings when used in any certificate, report or other document made or delivered pursuant to this Agreement, unless the context therein shall clearly otherwise require. In the computation of periods of time in this Agreement from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to, but not through". This Agreement and the other documents relating to this Agreement are the result of negotiations among and have been reviewed by counsel to the Buyer and the Seller, and are the products of all parties. Accordingly, they shall not be construed against any party merely because of such party's involvement in their preparation.

         9.11 Waiver of Jury Trial. BUYER AND SELLER HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Seller and Buyer warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first written above.

                                     "Buyer"
                                     TST/Impreso, Inc.


                                     By:  /s/ Marshall Sorokwasz
                                         -----------------------------------
                                         Marshall D. Sorokwasz
                                         President

                                     "Seller"
                                     BANK OF AMERICA, N.A.


                                     By:  /s/ Thomas Czerwinski
                                         ----------------------------------
                                         Name:   Thomas Czerwinksi
                                         Title:  Vice President